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                                             Rule 424(b)(3)
                                             File No. 333-84725

Pricing Supplement No. 3                     Dated: March 28, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years
  From Date of Issue

Principal Amount: $500,000,000               Issue Price: 100.00%

Original Issue Date: March 31, 2000          Stated Maturity Date: April 2, 2001

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
           [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 2nd day of January, April, July and October, beginning July 3, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 2nd day of January, April, July and October, beginning July 3, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 6.35%
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Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                   Minimum Interest Rate: N/A

Spread (+/-): +.07%                          Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .0%

Other Provisions:   a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                        NO. 2 UNDER MTN-SERIES J PROGRAM: $475,000,00.00
                    b)  CUSIP #42333HML3
Agent:
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Banc of America Securities LLC
100 North Tryon
NC1-007-07-01
Charlotte, NC  02255